Ra Medical Announces Resignation of CEO

 Board Committee Seeking Replacement

Fort Mill, SC, April 18, 2023 – Ra Medical Systems, Inc. (RMED: NYSE/American) announced today the resignation of its CEO, Will McGuire, for personal reasons.  The resignation will be effective April 28, 2023.  In conjunction with his resignation as CEO, Mr. McGuire is also resigning from the RMED board of directors.  The Company thanks Mr. McGuire for his service and contributions and wishes him the best in future endeavors.

The RMED board of directors, as part of its governance commitment, last month established a committee for examining a transition at the CEO level. Mr. David Jenkins, the Company’s Executive Chairman of the Board, will serve as Interim Chief Executive Officer until a full-time replacement is named.

About Ra Medical Systems

Ra Medical, and its wholly owned subsidiary Catheter Precision, is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" which include, but are not limited to, the plans and expectations of the combined company regarding its search for a new, full-time chief executive. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to challenges in the executive job market, and market and regulatory risks. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed on March 28, 2023. This document can be accessed on the Company's Investor Relations page at https://ir.ramed.com/ by clicking on the link titled "SEC Filings”.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

At the Company

David Jenkins

973-691-2000

mhuck@catheterprecision.com

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